SUB-ITEM 77H:  CHANGE IN CONTROL OF
REGISTRANT


Cash Trust Series, Inc.
(Registrant)


As of November 30, 2015, Cetera Investment
Services, LLC, has attained control of the Registrant by acquiring 26.97% of